UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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BIOCRYST PHARMACEUTICALS, INC.
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BIOCRYST PHARMACEUTICALS, INC.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 31, 2013

To the Stockholders of BioCryst Pharmaceuticals, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of BioCryst Pharmaceuticals, Inc., a Delaware corporation, will be held at our corporate offices at 4505 Emperor Blvd., Suite 200, Durham, NC 27703 on Friday May 31, 2013 at 3:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect the two directors nominated in this proxy statement to serve for a term of three years and until a successor is duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN

FAVOR OF PROPOSALS 1 AND 2. The proposals are further described in the proxy statement.

The Board of Directors has fixed the close of business on April 5, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof. The meeting may be adjourned from time to time without notice other than announcement at the meeting, and any business for which notice of the meeting is hereby given may be transacted at any such adjournment. A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company in Durham, North Carolina.

Please review carefully the Proxy and Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Alane P. Barnes, Corporate Secretary

Durham, North Carolina

April 15, 2013

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. A PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT. IF YOU ATTEND THE MEETING, YOUR PROXY WILL NOT BE COUNTED WITH RESPECT TO ANY MATTER UPON WHICH YOU VOTE IN PERSON.

BIOCRYST PHARMACEUTICALS, INC.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BioCryst Pharmaceuticals, Inc. (“BioCryst” or the “Company”) for the Annual Meeting of Stockholders of the Company to be held at our corporate offices at 4505 Emperor Blvd., Suite 200, Durham, NC 27703 on Friday May 31, 2013 at 3:00 p.m., Eastern Daylight Time, and any adjournment thereof (the “Meeting”) and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

In this document, the words “BioCryst”, “the Company” “we,” “our,” “ours” and “us” refer only to BioCryst Pharmaceuticals, Inc. and not any other person or entity.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full printed set of proxy materials. Our stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that our stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells our stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement to such stockholders on or about April 15, 2013.

Purpose of the Meeting

The matters to be considered at the Meeting are:

1.	To elect the two directors nominated in this proxy statement to serve for a term of three years and until a successor is duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants; and

3.	To transact such other business as may properly come before the stockholders at the Meeting or any adjournment or postponement thereof.

Revocation and Voting of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof, by giving written notice to our Corporate Secretary at our principal executive offices, 4505 Emperor Blvd., Suite 200 Durham, NC 27703 or by voting in person at the Meeting. Attendance at the Meeting by itself will not, by itself, revoke a proxy. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies received by the Board will be voted as follows:

•	FOR the election of each of the nominees named in this proxy statement for director of the Company; and

•	FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2013.

With respect to such other matters as may properly come before the Meeting, in the discretion of the appointed proxies.

Voting and Quorum

Only holders of record (the “Stockholders”) of our common stock (the “Common Stock”) as of the close of business on April 5, 2013 (the “Record Date”) will be entitled to notice of and to vote at the Meeting. At April 5, 2013 there were 51,405,373 shares of Common Stock outstanding. Stockholders are entitled to vote in any one of the following ways:

1. In Person.    Stockholders who choose to attend the Meeting can vote in person at the Meeting by presenting a form of photo identification acceptable to the Company.

2. By Internet.    Stockholders can vote on the Internet by following the instructions provided in the one-page notice regarding the Internet availability of proxy materials.

3. By Mail.    Stockholders can vote by mail after requesting a paper copy of the proxy materials, including a proxy card, by following the instructions provided in the one-page notice regarding the Internet availability of proxy materials.

4. By Telephone:    Stockholders can vote over the telephone using the toll-free telephone number obtained by accessing the website set forth in the instructions provided in the one-page notice regarding the Internet availability of proxy materials.

Each share of Common Stock is entitled to one vote on all matters on which Stockholders may vote. There is no cumulative voting in the election of directors. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Meeting for purposes of determining the presence of a quorum without regard to whether the proxy is marked as casting a vote for or against, or withholding authority or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by “broker non-votes” generally will be treated as present for purposes of determining the presence of a quorum. Broker non-votes are shares of Common Stock held in record name by brokers, banks or other nominees as to which a proxy is received and (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary power and (iii) the record holder had indicated that it does not have authority to vote such shares on that matter.

Attending the Meeting

Stockholders as of the Record Date are invited to attend the Meeting. Stockholders must present a form of photo identification acceptable to the Company, such as a valid driver’s license or passport. Registered holders may vote upon presentation of identification. Beneficial owners must obtain a proxy from their broker, bank or other holder of record and present it to the inspector of election with their ballot. The Meeting will begin promptly at 3 p.m., Eastern Daylight Time. Please allow ample time for the check-in procedures. Media may attend the Meeting by invitation only.

Required Votes, Abstentions, and Broker Non-Votes

Directors will be elected by a plurality of the votes cast. This means that the nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will not affect the outcome of the election of directors at the Meeting.

The affirmative vote of the holders of a majority of the Shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the ratification of our selection of Ernst & Young LLP as our independent registered public accountants. Abstentions with respect to these proposals will have the same effect as a vote against these proposals, and broker non-votes will have no effect upon these proposals.

Proxy Solicitation

We are making this proxy solicitation both through the mail and Internet, although proxies may be solicited by personal interview, telephone, facsimile, letter, e-mail or otherwise. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will pay the cost of this solicitation, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of the Common Stock. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to act as proxy solicitor in conjunction with the meeting. We have agreed to pay that firm approximately $10,000, plus reasonable out of pocket expenses for their services.

ITEMS TO BE VOTED ON

1. ELECTION	OF DIRECTORS

It is proposed to elect the two directors nominated in this proxy statement to serve until the annual meeting of stockholders in 2016, and until their successors have been duly elected and qualified. Proxies cannot be voted for more than two persons. Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted FOR the election of the two persons listed for terms expiring in 2016. The Board expects that all of the nominees will be available for election but, if any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, if no such designation is made, proxies will be voted for a lesser number of nominees.

DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2016

Name	Age(1)	Position(s) with the Company	Served as Director Since
Kenneth B. Lee, Jr.	65	Director	2011
Charles A. Sanders, M.D.	81	Director	2009

The following persons shall continue to serve as directors for the terms indicated:

DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2014

Name	Age(1)	Position(s) with the Company	Served as Director Since
George B. Abercrombie(2)	58	Director, Chairman of the Board	2011
Stanley C. Erck	64	Director	2008
Jon P. Stonehouse	52	Director, President, Chief Executive Officer	2007

DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2015

Name	Age(1)	Position(s) with the Company	Served as Director Since
Nancy J. Hutson, Ph.D.	63	Director	2012
Peder K. Jensen, M.D.	58	Director	2011

(1)	Age as of April 5, 2013.

(2)	On February 7, 2013 the Company announced Dr. Horovitz’s retirement from the Board and his position as Chairman of the Board commensurate with the Meeting; thereafter, Mr. Abercrombie will serve as the non-executive Chairman of the Board.

Below you can find information, including biographical information, about our nominees for director and directors whose terms continue after the Meeting, as well as a discussion of the specific experiences, qualifications, attributes and skills considered by the Board in concluding that such individuals should serve as directors.

Kenneth B. Lee, Jr. was appointed to the Board in June 2011. Mr. Lee has over 35 years of experience counseling management teams, boards of directors and investors of technology-based companies worldwide. He is currently a General Partner with Hatteras Venture Partners, LLC, a venture capital fund focusing on life science companies, which he joined in 2003. Previously he was President of A.M. Pappas & Associates, LLC, following 29 years with Ernst & Young LLP, where he was most recently Managing Director of the firm’s health sciences corporate finance group. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an MBA from the University of North Carolina at Chapel Hill. Mr. Lee is currently an active member on the board of directors of biotech companies Maxygen and Pozen, Inc., as well as the North Carolina Biosciences Organization (“NCBIO”) and iBiliti, a North Carolina based medical device support organization. Previously,

Mr. Lee served on the boards of Abgenix, Inc., CV Therapeutics, Inspire Pharmaceuticals, OSI Pharmaceuticals and A.M. Pappas & Associates. He has served in various leadership capacities on these boards, including Chairman of the Board, Independent Lead Director and Chairman of Audit and Compensation Committees. Mr. Lee’s experience advising biotechnology companies regarding financial and partnering strategies, his extensive background in finance and his experience serving on the boards of biotech companies contribute valuable insight and experience to the Board.

Charles A. Sanders, M.D. was appointed to the Board in December 2009. Dr. Sanders has 15 years of executive leadership experience in the pharmaceutical industry. He retired from Glaxo, Inc. (now GlaxoSmithKline), a pharmaceutical company, where he served as Chief Executive Officer from 1989 through 1994 and Chairman of the Board from 1992 through 1995. Before joining Glaxo, Dr. Sanders spent eight years with Squibb Corp., where he held a number of posts, including the positions of Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the board of directors. Previously, Dr. Sanders was General Director of Massachusetts General Hospital, Professor of Medicine at Harvard Medical School, Chairman of The Commonwealth Fund and Chairman of the New York Academy of Sciences. A native of Dallas, he is a graduate of Southwestern Medical College of the University of Texas. Dr. Sanders is currently a member of the Institute of Medicine of the National Academy of Sciences. He is also Chairman Emeritus of Project HOPE and Chairman of the Foundation for the National Institutes of Health, and past Chairman of the UNC Health Care System. Dr. Sanders currently serves as Chairman and a member of the compensation and governance committees of Biodel, Inc. and has previously served as a director of Icagen, Inc. and Cephalon, Inc. In addition, he currently serves on the board of directors of the Center for Strategic and International Studies and the GlaxoSmithKline Foundation. Dr. Sanders brings to the Board vast experience in the pharmaceutical industry, both as an executive and as a director. His vast experience, in addition to his medical training, provides a valued background for service on the Board.

George B. Abercrombie was appointed to the Board in October 2011. Mr. Abercrombie has over 30 years of experience as a business leader in the pharmaceutical industry. He most recently served from 2001 to 2009 as the President and Chief Executive Officer of Hoffmann-La Roche Inc., a pharmaceutical company, where he was responsible leading operations in both the U.S. and Canada. During his tenure, Mr. Abercrombie also served as a member of the Roche Pharmaceutical Executive Committee, which was responsible for developing and implementing global strategy for the Pharmaceuticals Division. In 1993, Mr. Abercrombie joined Glaxo Wellcome Inc. as Vice President and General Manager of the Glaxo Pharmaceuticals Division, and was later promoted to Senior Vice President, U.S. Commercial Operations. Prior to joining Glaxo, he spent over ten years at Merck & Co., Inc., where he gained experience in sales and marketing, executive sales management and business development. Mr. Abercrombie began his career as a pharmacist after receiving a bachelor’s degree in pharmacy from the University of North Carolina at Chapel Hill, and later earned an MBA from Harvard University. Mr. Abercrombie currently serves as a member of the Board of Directors of Tranzyme Pharma and as Chairman of the Board of Brickell Biotech and formerly served on the Boards of Directors of Inspire Pharmaceuticals, Inc. and Ziopharm Oncology, Inc. Additionally, he is Vice-Chairman of the Board of Directors of Project HOPE and a Senior Scholar at Duke University’s Fuqua School of Business. He previously served on the Executive Committee and Board of Directors of the Pharmaceutical Research & Manufacturers of America (PhRMA), as well as on the Board of the Johns Hopkins School of Hygiene and Public Health. Mr. Abercrombie’s executive experience in the pharmaceutical industry and management positions with major pharmaceutical companies provide an excellent background for service on the Board.

Stanley C. Erck was appointed to the Board in December 2008. Mr. Erck has over 15 years of executive leadership experience in the pharmaceutical industry. Mr. Erck has served as President, CEO and Director of Novavax, Inc., a publicly traded biopharmaceutical company since 2011, having previously served as Executive Chairman from 2010 to 2011, and he has served as a director of Novavax since 2009. From 2000 through 2008, Mr. Erck served as President and Chief Executive Officer of Iomai Corporation, a biopharmaceutical company, leading the company through an initial public offering and a merger with Intercell AG, an Austrian vaccine company, and through the development of a late-stage infectious disease product candidate. Prior to Iomai, Mr. Erck served as President and Chief Executive Officer of Procept, Inc., a publicly traded immunology company; as Vice President, Corporate Development at Integrated Genetics Inc. (now Genzyme Corp.), and in

management positions within Baxter International Inc. In addition to Novavax, Mr. Erck currently sits on the board of directors of MaxCyte, Inc. and MdBio Foundation. He received his undergraduate degree from the University of Illinois and his Masters in Business Administration from the University of Chicago Graduate School of Business. Mr. Erck’s executive experience in the biotech industry and his management positions with major pharmaceutical companies, including his experience with late stage product candidate development, provide an excellent background for service on the Board.

Jon P. Stonehouse joined BioCryst in January 2007 as Chief Executive Officer and Director. He was also named President in July 2007. Prior to joining the Company, he served as Senior Vice President of Corporate Development for Merck KGaA, a pharmaceutical company, since July 2002. His responsibilities included corporate mergers and acquisitions, global licensing and business development, corporate strategy and alliance management. In March of 2002, Mr. Stonehouse was appointed Vice President of Global Licensing and Business Development and Integration, where he was responsible for the worldwide licensing and business development activities for the Ethical Pharmaceutical Division of Merck KGaA. Mr. Stonehouse joined EMD Pharmaceuticals, Inc. (the US Ethical Pharma division for Merck KGaA) in December 1999 as Vice President, Licensing and Business Development—Strategy & Integration and IT. Prior to joining Merck KGaA, he held a variety of roles at Astra Merck/AstraZeneca including: Customer Unit Director, Director, Marketing & Sales—IT, National Sales Manager, National Sales Director—Managed Healthcare, and Product Director—Omeprazole (the world’s most widely prescribed prescription drug at that time). Mr. Stonehouse started his career in the pharmaceutical industry as a Sales Representative, National Sales Trainer and District Sales Manager for Merck & Co., Inc. In November 2008, Mr. Stonehouse joined the Advisory Board of Precision Biosciences, Inc., a private biotechnology company. Mr. Stonehouse earned his BS in Microbiology at the University of Minnesota. As Chief Executive Officer and President of BioCryst, Mr. Stonehouse brings to the Board an intimate knowledge of our business, and his executive experience in a variety of capacities at major pharmaceutical companies provides industry-specific operational experience that is beneficial to the Board.

Nancy J. Hutson, Ph.D. was appointed to the Board in January 2012. Dr. Hutson brings over 30 years of experience as a seasoned professional and leader within the pharmaceutical industry. She retired from Pfizer, Inc. in 2006 after spending 25 years in several research and leadership positions, most recently serving as Senior Vice President of Global Research & Development (R&D) as well as Director of Pfizer’s pharmaceutical R&D site, Groton/New London Laboratories. Dr. Hutson received a Bachelor of Arts degree from Illinois Wesleyan University and a Ph.D. in physiology from Vanderbilt University. Dr. Hutson currently serves on the Board of Directors for Cubist Pharmaceuticals, Inc. and Endo Pharmaceuticals Holdings, Inc. She also previously served on the Board of Directors of Inspire Pharmaceuticals, Inc. In addition, she is an active member on the Board of Directors for Planned Parenthood of Connecticut. Dr. Hutson is also involved in several professional societies, including but not limited to the American Association for the Advancement of Science and the American Physiological Society. Dr. Hutson’s extensive experience in research and development positions in the pharmaceutical industry, together with her medical training, provide valuable insight to the Board.

Peder K. Jensen, M.D. was appointed to the Board in May 2011. Dr. Jensen has over 24 years of global drug development experience in both pharmaceutical and biotechnology companies and has been responsible for more than forty new drug approvals in the U.S., Europe and Japan during his career. He most recently served as Corporate Senior Vice President and General Manager, Research & Development (R&D) for Japan and Asia/Pacific at Schering-Plough Corporation, a pharmaceutical company, from 2006 to 2010, and earlier he held a number of global senior R&D positions at Schering-Plough, including Executive Vice President of Clinical Research and Chief Medical Officer. Dr. Jensen previously held senior R&D positions at Chiron and Ciba-Geigy, and a number of academic posts. Dr. Jensen received his M.D. from the University of Copenhagen, where he also completed his post graduate medical training in neurology and internal medicine. Dr. Jensen is also a member of the Boards of Directors of Acorda Therapeutics, Inc. and Five Prime Therapeutics, Inc. Additionally, Dr. Jensen served as a member of the Compensation Committee at Acorda Therapeutics, Inc. Dr. Jensen’s extensive experience in the pharmaceutical and biotechnology industries in a wide range of therapeutic areas, together with his medical training, provide a valued background for service on the Board.

If any nominee is unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for the office of director as the Board may then recommend. The Board has no reason to believe that any of the persons named will be unable to serve or will decline to serve if elected.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2013. Services provided to the Company by Ernst & Young LLP in fiscal 2012 and 2011 are described below.

The Company is asking its stockholders to ratify the selection of Ernst & Young LLP as its independent registered public accountants. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to its stockholders for ratification as a matter of good corporate practice.

A representative of Ernst & Young LLP will be present at the Meeting and will have an opportunity to make a statement and/or to respond to appropriate questions from our stockholders.

Audit Fees

In connection with the audit of the 2012 consolidated financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP agreed to perform audit services for the Company.

Set forth below is information relating to the aggregate fees paid to Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2012 and 2011, respectively.

	2012	2011
(1) Audit Fees	$340,000	$380,000
(2) Audit-related fees	—	—
(3) Tax fees	—	—
(4) All other fees	—	—

It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, consistent with the requirements of the federal securities laws, all auditing services and non-audit services provided to the Company by its independent registered public accounting firm, other than such non-audit services as are prohibited by law to be performed by the independent registered public accounting firm and other than as provided in the de minimis exception set forth in applicable provisions of the federal securities laws. The Audit Committee may delegate to one or more of its designated members the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at each of its scheduled meetings. Audit fees for 2012 and 2011 included $80,000 and $71,500, respectively, for services related to SEC filings, including comfort letters and consents.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2013.

In the event that the Company’s stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

CORPORATE GOVERNANCE

Code of Business Conduct

We have a code of business conduct that applies to all of our employees as well as to each member of the Board. The code of business conduct is available on our website at www.biocryst.com under the Corporate Governance section. The Company intends to post on its website any amendments to, or waivers from, its code of business conduct. To date, there have not been any waivers by us under the code of business conduct.

Board of Directors

The Company is governed by a Board of Directors, which currently consists of nine directors as determined by resolution of the Board in accordance with the Company’s Certificate of Incorporation. The Board has determined that eight of the nine current members of the Board (Abercrombie, Erck, Hutson, Jensen, Lee, Sanders, Higgins and Horovitz), are independent as defined by the Nasdaq Global Select Market, or Nasdaq. Mr. Higgins and Dr. Horovitz will no longer serve as directors after the Meeting, at which point the Board will consist of seven members. There are no family relationships among any of our directors or executive officers.

The Board has established the Audit, Compensation, and Corporate Governance and Nominating committees to assist in the oversight of the Company. The Board has adopted charters for each of these committees, which are posted on the Company’s website at www.biocryst.com. The Company also makes available at its website its code of business conduct. Printed copies of these charters or the code of business conduct may be obtained, without charge, by contacting the Corporate Secretary, BioCryst Pharmaceuticals, Inc., 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703.

Board Leadership Structure

Dr. Horovitz currently serves as the Chairman of the Board. The Board has appointed Mr. Abercrombie to serve as Chairman of the Board upon Dr. Horovitz’s retirement from the Board after the Meeting. The Chairman of the Board presides over the Board meetings and any executive session of the non-management directors. An executive session is held at every regularly scheduled Board meeting.

The Company’s CEO is responsible for setting the Company’s strategic direction and for the day-to-day leadership performance of the Company. The Company’s independent Chairman provides input to the CEO and is responsible for presiding over the meetings of the Board and executive sessions of non-management directors. The Company believes that separating the roles of Chairman and CEO is the most appropriate leadership structure for the Company at this time, based on the current circumstances and direction of the Company and the membership of the Board, including the vast experience of our current and designated future Chairman of the Board in the pharmaceutical industry. This leadership structure permits the CEO to focus his attention on managing our business and allows the Chairman to function as an important liaison between management and the Board, enhancing the ability of the Board to provide oversight of the Company’s management and affairs.

Risk Oversight

The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. The Board oversees the Company’s risk management function, either directly or through its committees. BioCryst approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management also consider the risks relating to the strategic plan.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance matters. The Audit Committee is also responsible for reviewing, discussing and advising the Board with respect to our corporate compliance program and code of business conduct. For additional information related to the Compensation Committee’s role in evaluating risks related to our executive compensation program, see “Compensation Discussion and Analysis” below.

Committees of the Board

Audit Committee

The Company has an Audit Committee, currently consisting of Mr. Lee, Mr. Abercrombie and Dr. Horovitz, which is responsible for the review of internal accounting controls, financial reporting and related matters. The Audit Committee also recommends to the Board the independent accountants selected to be the Company’s auditors and reviews the audit plan, financial statements and audit results. The Board has adopted an Audit Committee Charter, available on the Company’s website, that meets all applicable rules of Nasdaq and the SEC. The Audit Committee members are “independent” directors as defined by Nasdaq and the SEC and meet Nasdaq’s financial literacy requirements for audit committee members. The Board has determined that Mr. Lee qualifies as an “audit committee financial expert,” as such term is defined by the SEC. The Audit Committee met five times during 2012.

Compensation Committee

The Company has a Compensation Committee, currently consisting of Mr. Erck, Mr. Abercrombie, Dr. Jensen and Dr. Sanders. The Compensation Committee is responsible for the annual review of officer compensation and other incentive programs. The Board has adopted a Compensation Committee Charter, available on the Company’s website, that meets all applicable rules of Nasdaq and the SEC. The Compensation Committee members are “independent” directors as defined by Nasdaq. The Compensation Committee held four meetings during 2012. More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation is included in under the heading “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee consisting of Drs. Horovitz, Hutson and Jensen and Mr. Abercrombie. The Corporate Governance and Nominating Committee selects persons for election or re-election as directors and provides oversight of the corporate governance affairs and policies of the Board of Directors and the Company. The Board has adopted a Corporate Governance and Nominating Committee Charter, available on the Company’s website, that meets all applicable rules of Nasdaq and the SEC. The Corporate Governance and Nominating Committee members are “independent” directors as defined by Nasdaq. The Corporate Governance and Nominating Committee met five times during 2012.

Selection of Board Nominees

The Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee has established a procedure for submission of suggestions by stockholders and will consider candidates recommended in writing, including biographical information and personal references. All submissions by stockholders should be sent directly to the Chairman of the Board, Dr. Zola P. Horovitz (or George B. Abercrombie, after the Meeting), at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703. The Chairman will provide copies of all submissions to the Committee for their consideration.

The Committee reviews all submissions and evaluates them based on predetermined selection criteria to identify prospective nominees. Once the Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or to others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against our director selection criteria, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

In evaluating candidates for Board membership, consideration is given to obtaining a diversity of experience and perspective within the Board. In considering diversity, we look at the entirety of the Board. Although we do not seek constituent or representational directors, the Committee considers the diversity of the Board whenever we are looking for a new director. The Committee and the Board evaluate the Board’s diversity on a periodic basis as part of their review of the Board as a whole. For example, our Board conducts annual self-evaluations, which the Committee oversees, designed to solicit directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, business experience, background and tenure.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee selects the director nominees for the next annual meeting of shareholders. The Committee recommended the nomination of each incumbent director whose term was expiring at the Annual Meeting for re-election to the Board of Directors.

Stockholder or Other Interested Party Communications

Stockholders or other parties interested in communicating directly with the Board, or specified individual directors, may do so by writing the Corporate Secretary, 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703. The Secretary will review all such correspondence and will regularly forward to the Board copies of all such correspondence that, in the opinion of the Secretary, relates to the functions of the Board or its committees or that the Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our directors to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of stockholders. The guideline for non-employee directors is for each director to hold 10,000 shares of BioCryst stock. Non-employee directors are expected to achieve this ownership level within the later of three years of joining the Board or February 28, 2016.

Director Attendance

During 2012, the Board held fourteen meetings. Each member of the Board attended at least 75% of the meetings of the Board and committees of the Board of which he or she is a member. We encourage all members of the Board to attend the Annual Meeting of Stockholders. Our President and Chief Executive Officer, Jon P. Stonehouse, Mr. Lee and Mr. Abercrombie were each in attendance at the 2012 Annual Meeting of Stockholders.

Certain Relationships and Related Transactions

During 2012, other than a consulting agreement with Dr. Jensen described below, there were no relationships or related transactions requiring disclosure between the Company and any of its directors, executive officers or five percent stockholders. The Audit Committee Charter requires all related party transactions to be pre-approved by the Audit Committee. In 2012, the Company determined that it would benefit from a scientific consulting agreement with Dr. Jensen. Under the consulting agreement, Dr. Jensen received $54,000. The consulting agreement expired on December 31, 2012.

EXECUTIVE OFFICERS

Below you can find information, including biographical information, about our executive officers (other than Mr. Stonehouse, whose biographical information appears above).

Name	Age(1)	Position(s) with the Company
Yarlagadda S. Babu, Ph.D.	60	Vice President, Drug Discovery
William P. Sheridan	58	Senior Vice President and Chief Medical Officer
Thomas R. Staab II	45	Senior Vice President, Chief Financial Officer and Principal Accounting Officer

(1)	Age as of April 5, 2013.

Yarlagadda S. Babu, Ph.D., joined BioCryst in 1988 and was BioCryst’s first full-time employee. Dr. Babu has served as the Company’s Vice President — Drug Discovery since 1992. Prior to joining BioCryst, he served five years on the biochemistry faculty at the University of Alabama at Birmingham.

William P. Sheridan joined BioCryst in July 2008 as its Senior Vice President and Chief Medical Officer. Dr. Sheridan spent 15 years in drug development at Amgen Pharmaceuticals, Inc., most recently as Vice President of North American Medical Affairs from March 2007 to November 2007, prior to joining the Company. Dr. Sheridan organized and led Amgen’s U.S. Medical Affairs function, making significant contributions to the successful launch of many compounds, including Aranesp®, Enbrel®, Kineret®, Neulasta® and Sensipar®. In addition to his most recent position at Amgen, Dr. Sheridan served at the Vice President level in International Medical Affairs, from March 2005 to February 2007; Global Health Economics, from January 2004 to January 2005; and Outcomes Research, U.S. Medical Affairs and Product Development from January 2002 to December 2003. Prior to joining Amgen, Dr. Sheridan practiced medicine at the Royal Melbourne Hospital in Victoria, Australia as Head of the Bone Marrow Transplant Service. He earned his MB BS degree (M.D. equivalent) at the University of Melbourne in Victoria. He is a board-certified fellow of the Royal Australasian College of Physicians, with a sub-specialty in hematology and medical oncology. After leaving Amgen in November 2007 and prior to joining the Company, Dr. Sheridan served as an independent consultant for pharmaceutical companies, including BioCryst.

Thomas R. Staab, II joined BioCryst in July 2011 as its Chief Financial Officer and Treasurer. Mr. Staab most recently served as Executive Vice President, Chief Financial Officer and Treasurer of Inspire Pharmaceuticals from May 2003 through its $430 million acquisition by Merck & Co., Inc. in May 2011. Prior to joining Inspire, he held senior financial positions of acting Chief Financial Officer and Treasurer at Triangle Pharmaceuticals, Inc. through its $480 million acquisition by Gilead Sciences, Inc. in 2003. Before joining Triangle, Mr. Staab spent eight years working for PriceWaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper and communications industries. Mr. Staab currently serves on the Executive Committee of the Board of Directors of the North Carolina Biosciences Organization (“NCBIO”) and is a member of its Audit Committee. He has received several awards for his contribution and leadership to other organizations through NCBIO. He is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina at Chapel Hill.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

The Compensation Committee (referred to in this section as the Committee), of the Board of Directors has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Our goal is to provide a compensation package that attracts, motivates and retains employees’ talent and is designed to align employees’ interest with the Company’s corporate strategies, business objectives and the interests of the stockholders. We refer to the individuals who served as our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, during 2012, as well as the other individuals included in the Summary Compensation Table, as our “Named Executive Officers” or “NEOs.” Those individuals are as follows:

•	Jon P. Stonehouse, who joined the Company in January 2007 as Chief Executive Officer and Director. He was also named President in July 2007.

•	Thomas R. Staab, II, who joined the Company in July 2011 as its Chief Financial Officer and Treasurer. He was also named Principal Accounting Officer in January 2013.

•	Yarlagadda S. Babu, Ph.D., who joined the Company in 1988 and was BioCryst’s first full-time employee. Dr. Babu has served as the Company’s Vice President — Drug Discovery since 1992.

•	William P. Sheridan, who joined the Company in July 2008 as its Senior Vice President and Chief Medical Officer.

•

David S. McCullough, who joined the Company in April 2007 as its Vice President, Strategic Planning, Commercialization and Corporate Development, and whose employment with the Company ended on December 15, 2012 as a part of a corporate restructuring. In accordance with Mr. McCullough’s employment agreement, upon his termination, Mr. McCullough received twelve months salary, six months health insurance coverage under COBRA paid by the Company and $3,000 of accrued vacation.

The Committee’s primary objectives for our executive compensation program are as follows:

•

to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance and long-term strategic goals;

•	to align the interests of our executives with the Company’s corporate strategies, business objectives and the long-term interests of our stockholders; and

•	to attract, motivate and retain our executive talent.

Role of the Compensation Committee and Executive Officers

The Committee has the primary authority to determine the Company’s compensation philosophy, assess overall Corporate performance for the year end and its impact on the bonus pool, options pool and base salary adjustment pool, and to establish compensation for the Company’s executive officers. All employees in the Company are generally expected to participate in an annual performance review, which provides an assessment of the individual employee’s performance and contributions toward the achievement of Company objectives. The Committee typically assesses the CEO’s performance and contributions toward the achievement of Company’s objectives. The Committee also reviews and approves the performance recommendations of the CEO with respect to the other Named Executive Officers and makes the compensation decisions for the other Named Executive Officers based in part on its considerations of the recommendations of the CEO.

However for 2012 performance, the Committee determined that in light of setbacks to several Company programs during the year and the December 2012 restructuring, which resulted in the termination of approximately 50 percent of the Company’s employees, and following management’s recommendation, it would make general decisions on compensation rather than conducting individual performance reviews for 2012. In making these general decisions, the Committee considered the overall performance of the CEO and the other Named Executive Officers and determined compensation for all as further described below.

Role of Compensation Consultants

It is the practice of the Company to use a compensation consultant to perform an annual competitive compensation analysis of the Company’s overall compensation practices. The overall analysis is conducted by LCG Group, and is focused on evaluating all positions within BioCryst, establishing appropriate organization levels within the Company and determining the competitive range of compensation, including both cash and stock, for each of the organization levels.

For executive positions, LCG Group conducted an updated analysis of competitive base salary, annual incentive targets and stock option grant levels based on the Radford Biotechnology Survey, a survey of the majority of the biotechnology companies across the country, focusing on comparable positions at approximately 125 comparably-sized companies with 50 to 149 employees. The results of this analysis were reviewed by the Committee in connection with its 2012 compensation decisions.

Role of the 2011 Advisory Vote on Executive Compensation

At our annual meeting in May 2011, our stockholders approved our “say-on-pay” proposal with more than 84% of the votes cast approving our executive compensation policies as described in our 2011 Proxy Statement filed on April 5, 2011. The Committee believes that this vote reflected stockholder agreement with the Committee’s overall compensation philosophy, and therefore, the Committee continued to apply the same principles in determining the amounts and types of executive compensation for 2011. In light of setbacks to many of the Company’s programs in 2012 and the Company’s restructuring in December 2012, and following management’s recommendation, the Committee enacted certain changes to executive compensation (described below) that the Committee believes are in keeping with its compensation philosophy and reflect the outcomes and impact to the Company in 2012. The Committee will continue to consider the outcome of stockholder say-on-pay votes in making future executive compensation decisions. Our next say-on-pay vote will take place at the 2014 annual meeting.

2012 Elements of Executive Compensation

The Company’s 2012 compensation program for executive officers was primarily comprised of the following elements:

•	base salary;

•	annual incentive compensation;

•	stock option grants;

•	long-term equity incentive awards; and

•	other employee benefits.

Base Salary

The Company provides our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. In determining the base salary amount for each Named Executive Officer, the Committee primarily considers:

•	industry experience, knowledge and qualifications;

•	salary levels in effect for comparable positions within the Company’s industry obtained from the Radford Biotechnology Survey; and

•	individual performance of the executive.

The Company’s compensation practice is to generally target the competitive 50th percentile for base salary, annual incentive and stock option grants. Base salary levels for our Named Executive Officers may fluctuate from the 50th percentile based on each Named Executive Officer’s particular experience, performance and value to the Company. For example, high-performing, experienced Named Executive Officers may be paid at the 75th percentile, while newer Named Executive Officers may be paid at the 25th percentile. Base salary amounts are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in responsibility. To assist the Committee in determining appropriate base salary increases, LCG Group provided competitive base salary levels by updating the competitive data provided by the Radford Biotechnology Survey described in more detail above.

The results of the 2012 base salary increases for the Named Executive Officers were as follows:

For Mr. Stonehouse, who was hired as our CEO during 2007, the Committee established a base salary increase of 2.0% effective March 2012. In an effort to preserve the Company’s capital, Mr. Stonehouse requested that he forgo his merit increase in 2012. In lieu of a base salary increase, the Committee approved a 2% merit increase in the form of a restricted stock grant, the amount and price of which was based on the stock price as of March 1, 2012. This resulted in a base salary of $461,860, approximating between the 50th and 75th percentile.

Each of our Named Executive Officers other than Mr. Stonehouse received an increase in base salary of 1.5% to 5.0% in March 2012, primarily in recognition of the continuing advancement of the Company’s clinical programs and key business milestones during 2011, and varying based on the individual performance of each Named Executive Officer during the year as well as the comparative base salary benchmarks, as described in more detail in the Company’s 2012 Proxy Statement filed with the SEC on April 9, 2012.

Dr. Babu, our Vice President, Drug Discovery, was provided a base salary increase of 2.0% effective March 2012. This resulted in a base salary of $331,540, at slightly above the 75th percentile.

Dr. Sheridan, who was hired as our Chief Medical Officer, or CMO, during 2008, was provided a base salary increase of 2.0% effective March 2012. This increase resulted in a base salary of $406,660, at slightly above the 75th percentile.

For Mr. Staab, who was hired as our Chief Financial Officer, or CFO, in July 2011, the Committee established a base salary increase of 2.5% effective March 2012. This resulted in a base salary of $376,200, at slightly above the 75th percentile.

Mr. McCullough, who served as our Vice President, Strategic Planning, Commercialization and Business Development from 2007 until his departure from the Company in December 2012, was provided a base salary increase of 5.0% effective March 2012. This resulted in a base salary of $283,820, slightly below the 25th percentile.

As described above, 2013 base salary determinations were not based on individual performance reviews. Instead, the Committee determined that in light of the Company’s 2012 performance and the December 2012 restructuring, under which approximately 50% of the Company’s employees were terminated, and following management’s recommendation, it was in the best interest of the Company to provide a 3% increase in base salary to all remaining employees, including each of our Named Executive Officers. The Committee believed that in light of the substantial tasks facing the remaining employees, maintaining overall competitive levels of compensation is imperative to appropriately incentivize and retain the remaining employees, who the Committee believes have the appropriate skills to ensure the future success of the Company.

The results of the 3% base salary increase for the Named Executive Officers are as follows:

For Mr. Stonehouse the increase resulted in a base salary of $475,716, approximating between the 50th and 75th percentile.

For Dr. Babu the increase resulted in a base salary of $341,486, approximating the 75th percentile.

For Dr. Sheridan the increase resulted in a base salary of $418,860, at slightly above the 75th percentile.

For Mr. Staab the increase resulted in a base salary of $387,486, at slightly above the 75th percentile.

Annual Incentive Compensation (AIP)

It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance. In light of the Company’s 2012 performance, the December 2012 restructuring described in more detail above, and following management’s recommendation, the Committee determined that no AIP awards would be made for 2012 performance.

Long-Term Equity Incentive Awards

The Company’s officers, along with all other Company employees, are eligible to participate in the Company’s periodic awards of stock options and other stock grants under the Company’s Stock Incentive Plan. These awards are designed to:

•	enhance the link between creation of stockholder value and long-term executive compensation;

•	provide an opportunity for increased equity ownership by executives, which increases the alignment of the financial interests of our executive officers and our stockholders; and

•	maintain competitive levels of total compensation.

The Committee has historically granted equity awards to all employees and executives on an annual basis. The overall grant pool is established based, in part, on a review of competitive stock option grant levels by organizational level and the number of employees at each level using competitive data provided by the Radford Biotechnology Survey. The Committee also considers the current value of the Company’s stock, assessed in December of each year. A grant range is established for each organizational level, with target grants set at roughly the 50th percentile based on the Radford Biotechnology Survey data, to ensure competitive compensation and promote executive retention and recruitment and grant opportunities varying based on individual performance

In March 2011, based on a review of benchmarking data from LCG Group on competitive data provided by the Radford Biotechnology Survey, the Committee approved changes to the Long-Term Equity Incentive program. Beginning with the March 2011 equity grants, employees would receive a mix of stock options (75%) and restricted stock (25%), based on value of the grants, with the specific amount of grants awarded dependent upon individual performance ratings and organization level.

In March 2012, based on the Committee’s performance review of each NEO with respect to his 2011 performance, which is described in detail under the heading “Annual Incentive Compensation” in the Company’s 2012 Proxy Statement filed with the SEC on April 9, 2012, the Committee awarded stock option and restricted stock award grants as follows: Mr. Stonehouse, options to purchase 184,000 shares of common stock and 31,300 shares of restricted stock, plus an additional 1,953 shares of restricted stock in lieu of his merit increase as described under “Base Salary” above; Mr. Staab, options to purchase 31,000 shares of common stock and 5,600 shares of restricted stock (prorated to reflect only a partial year of performance and his start date in mid year in 2011); Dr. Babu, options to purchase 62,000 shares of common stock and 11,200 shares of restricted stock; Mr. McCullough, options to purchase 50,000 shares of common stock (none of which vested due to his termination) and 8,500 shares of restricted stock (none of which vested due to his termination); and Dr. Sheridan, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock. Additionally, the Committee determined that is was in the best interest of the Company to grant, as a retention award, options to purchase 100,000 shares of common stock, with a three year cliff vesting date, to Dr. Sheridan.

In determining the long-term equity incentive awards for 2012 performance, the Committee reviewed the compensation for the remaining employees of the Company and determined that providing equity awards to all employees and executives remains important to increase the alignment of the financial interests of the Company’s remaining employees and stockholders. In addition, the Committee believed that in light of the substantial tasks facing the remaining employees, maintaining overall competitive levels of compensation is imperative in order to appropriately incentivize and retain the remaining employees who the Committee believes have the appropriate skills to ensure the future success of the Company. Therefore, in January 2013, the

Committee determined that every employee in the Company would be granted the target amount for their organization level of stock options and restricted stock that were granted to employees at their current organization level in March 2012.

In January 2013, based on the long-term equity incentive award determination described above, the Committee awarded: to Mr. Stonehouse, options to purchase 184,000 shares of common stock and 31,300 shares of restricted stock; to Mr. Staab, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock; to Dr. Babu, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock; and to Dr. Sheridan, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock.

These stock options and restricted stock awards granted under the Stock Incentive Plan have a four-year 25% annual vesting schedule to provide a long-term incentive for continued employment. The options expire ten years after the date of the grant. This provides a reasonable time frame during which the executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares. The exercise price of options granted under the Stock Incentive Plan cannot be less than 100% of the fair market value of the underlying stock on the date of grant.

Retention Program

The Compensation Committee periodically evaluates whether we are at risk of losing the services of any of our Named Executive Officers and other key personnel who we believe are critical to the success of our business. To ensure that we retain the employment of our Named Executive Officers and other key personnel who we believe may be at particular risk of voluntarily terminating employment, the Compensation Committee from time to time awards cash bonuses, shares of restricted stock or stock options to further our retention objectives and promote a commonality of interests with shareholders. In determining whom to award, and the number of shares of restricted stock or stock options to be awarded, the Compensation Committee considers the current stock and equity-based award holdings of each Named Executive Officer or other key personnel under consideration.

In 2012, the Compensation Committee determined that as a result of recent events and the December 2012 restructuring, there was significant risk of losing NEOs and other employees, all of whom are critical to the success of the business. Consequently in January 2013, the Compensation Committee awarded all employees additional stock options and shares of restricted stock, equal to the amounts that were granted by the Company in March of 2012 to recipients at the employee’s current organization level. Each employee was provided with stock options and shares of restricted stock with a two year vesting schedule for these retention awards, except the retention award provided to Mr. Stonehouse included a four year vesting schedule.

In January 2013, based on the Committee’s determination described above the Committee awarded: to Mr. Stonehouse, options to purchase 184,000 shares of common stock and 31,300 shares of restricted stock; to Mr. Staab, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock; to Dr. Babu, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock; and to Dr. Sheridan, options to purchase 50,000 shares of common stock and 8,500 shares of restricted stock.

Clawback Policy

In January 2013, our Board implemented a “clawback” policy. The policy provides that in the event of material noncompliance with financial reporting under the securities laws, we may recover (in whole or in part) any performance based incentive payments and equity-based performance awards received by our named executive officers three years prior to a material financial restatement, if the Board determines that such executive officer was personally involved in misconduct with respect to material noncompliance that led to the restatement and that such incentive payment or equity-based performance award would have been lower had they been calculated based on the restated results.

Other Elements of Compensation

In order to attract and retain key talent and pay market levels of compensation, we offer broad-based retirement, health and welfare employee benefits to our eligible employees, including our Named Executive Officers, subject to the terms and conditions of each benefit program. Our Named Executive Officers are eligible to participate in these benefits on the same basis as other full-time employees.

Medical Insurance.    The Company makes available to eligible employees and their dependents group health, dental and vision insurance coverage.

Life and Disability Insurance.    The Company makes available disability and life insurance at coverage levels based upon the employee’s level of compensation. In addition, as part of Mr. Stonehouse’s employment agreement, he is entitled to have either a $1 million life insurance policy payable to his beneficiary upon death, or, if there is no policy in place, we are required to pay his beneficiary $1 million. An insurance policy was in place at December 31, 2012.

Defined Contribution Plan.    The Company offers a retirement plan designed to meet the requirements under Section 401(k) of the Internal Revenue Code. The 401(k) plan permits eligible employees to defer up to 100% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. Employee elective deferrals are immediately vested and non-forfeitable. The Company makes matching contributions equal to the first 5% of the employee elective deferrals, which vest over a period not to exceed six years.

Stock Purchase Plan.    The Company sponsors a broad-based employee stock purchase plan (the “ESPP”), designed to meet the requirements under Section 423 of the Internal Revenue Code. The ESPP permits employees to purchase Company stock at a discount through payroll deductions. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the stock purchase period or the last day of the stock purchase period, whichever is lower. The purchase dates occur on the last business days of January and July of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 15% of the employee’s cash compensation, subject to certain limitations imposed by the Internal Revenue Code. In addition, no employee may purchase more than 3,000 shares in each purchase period and/or $25,000 in each calendar year. All payroll deductions collected from the participant during the purchase period are automatically applied to the purchase of common stock on the dates indicated above provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to the purchase date.

Other.    The Company makes available certain other fringe benefits to executive officers that are the same as are made available to its other employees, such as tuition reimbursement and payment of professional dues. The aggregate amount of these benefits was less than $10,000 for each NEO during 2012.

Executive Relocation Policy.    In November 2007, the Board approved the Committee’s recommended adoption of an Executive Relocation Policy (the “Relocation Policy”) for certain new employees of the Company, including executive officers. The Relocation Policy provides for a house hunting trip, temporary living and trips home for up to 90 days, home selling support or direct reimbursement for some selling expenses, moving costs and temporary storage of goods, customary closing expenses on the new home, a miscellaneous allowance of one month’s salary, not to exceed $5,000, and gross up of all taxable expenses. The Relocation Policy requires 100% repayment of benefits if the employee leaves or is terminated for cause within 12 months from the hire date.

Employment Agreement of CEO

Mr. Stonehouse entered into a one-year employment agreement with the Company on January 5, 2007 that automatically renews for successive annual terms. Mr. Stonehouse’s minimum annual compensation is $400,000 with the potential to earn a cash bonus of up to $300,000 based on the Company’s achievement of performance related goals. In addition, Mr. Stonehouse is entitled to receive reasonable vacation, sick leave, medical benefits, $1,000,000 of life insurance during the term of his employment, participation in profit sharing or retirement plans, payment of fees for his participation in the advisory council at Duke University, and reimbursement for reasonable attorneys’ fees incurred in connection with the negotiation of his employment agreement. His agreement also provided for stock option and restricted stock awards. The termination and change in control provisions of Mr. Stonehouse’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Employment Agreements of Other Named Executive Officers

Under Mr. Staab’s agreement, he is entitled to a base salary of $370,000 and is eligible for an annual cash bonus of up to 30% of his base salary. The termination and change in control provisions of Mr. Staab’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Under Dr. Sheridan’s agreement, he is entitled to a base salary of $375,000 and a bonus based on a target amount equal to at least 25% of his base compensation. Dr. Sheridan was also provided with relocation assistance under the Relocation Policy consisting of temporary housing for up to six months and payment of certain moving expenses. The termination and change in control provisions of Dr. Sheridan’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Under Dr. Babu’s agreement, he is entitled to a base salary of $331,540 and a bonus based on a target amount equal to at least 30% of his base compensation. The termination and change in control provisions of Dr. Babu’s agreement are set forth under the heading “Potential Payments Upon Termination or Change in Control.”

The stock option provisions for the other Named Executive Officers are the same as all other employees. In the event of termination of service other than on account of death or disability, each executive has three months to exercise any options exercisable prior to the termination in service. In the event of permanent disability, the executive will be able to exercise all outstanding options vested at the time of such disability in their entirety within the earlier of 12 months or the expiration of the option. In the event of death, the executor of his estate will be able to exercise all of the outstanding options in their entirety within the earlier of 12 months or the expiration of the option. If the executive has completed five years of service, all outstanding options vest in their entirety at death, but with less than five years of service only the portion of the option that was exercisable at the time of death will be exercisable during the 12 month period. As with all employees, if the executive is no longer an employee of the Company, but prior to the last date of employment continues service with the Company in another capacity, such as service as a consultant or service as a member of the Board of Directors, his outstanding options continue to vest and be exercisable until three months after separation from such service or expiration of the option.

Upon termination, each Named Executive Officer is entitled to receive amounts earned during the term of employment. These items are: accrued vacation pay, vested amounts payable under the Company’s 401(k) plan, and the ability to exercise any outstanding vested stock options for a period of three months following the final date of employment.

In addition, upon death or disability, the executive, or beneficiary in the event of death, will receive benefits under the Company’s disability benefit program or payments under a life insurance policy, as applicable.

The standard stock option terms for all optionees, including the Named Executive Officers, provides for full acceleration of vesting upon certain events. Full acceleration is automatic upon a change in control not approved by stockholders, such as: (i) acquisition of over 50% of the combined voting power of the Company, and (ii) change in composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases as a result of one or more contested elections. In the event of an acquisition such as: (i) a merger or consolidation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, or (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, then the unvested options of the optionees are accelerated unless the options are assumed by the acquiring company. These provisions are superseded by the provisions of the employment agreements of the Named Executive Officers, if applicable, as described under the heading “Potential Payments Upon Termination or Change in Control.”

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to certain of our Named Executive Officers (the covered employees) for tax purposes to $1 million annually. Covered employees include our CEO and our next three highest paid executive officers, other than our principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. As part of its role, the Committee reviews and considers the deductibility of compensation with respect to Section 162(m) of the Internal Revenue Code. Options granted under the Stock Incentive Plan are expected to be fully deductible for federal income tax purposes. Compensation attributable to stock issuances or share right awards under the Stock Incentive Plan may or may not qualify for the performance-based compensation exception, depending upon the specific terms of each grant. The application of Section 162(m) is complex and may change with time (with potentially retroactive effect). For 2012, the compensation paid in cash to the Company’s executive officers did not exceed the $1 million limit per officer.

Policy with Respect to Equity Compensation Awards

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for stock option grants and similar awards is determined by reference to the last quoted price per share on the Nasdaq Global Select Market at the close of business on the date of grant.

Risk Assessment of Compensation Programs

During the Company’s proxy preparation process in the first quarter of 2013, management of the Company, together with the Company’s compensation consultant and outside counsel and Compensation Committee, examined the Company’s compensation program and discussed whether any elements of the program created risks that were reasonably likely to have a material adverse effect on the Company. Following this analysis, management concluded that the elements of the Company’s compensation program did not create risks that are reasonably likely to have a material adverse effect on the Company. In its analysis, management considered a number of factors, including primarily: (1) the total value of the payments made under the Company’s compensation program for the prior year and (2) that any corporate actions that would potentially lead to achievement of corporate performance objectives would require approval by the Company’s Board of Directors, which provides a check on the ability of any individual to take risks that could have a material adverse effect on the Company in an effort to achieve a certain performance objective.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation awarded, paid to or earned by the individuals who served as our CEO and CFO during 2012, along with the next four most highly compensated executive officers during 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jon P. Stonehouse	2012	461,860	157,287		612,076	—	12,500	1,243,723
President, Chief Executive Officer and Director	2011	459,617	118,275		465,360	219,383	12,250	1,274,885
	2010	448,400	—		588,997	161,424	12,250	1,211,071
Thomas R. Staab II(4)	2012	375,167	26,488		103,122	—	12,500	517,277
Senior Vice President and Chief Financial Officer	2011	185,000	94,500	(5)	500,000	62,702	—	842,202

Yarlagadda S. Babu, Ph.D.	2012	330,455	52,976		206,243	—	12,500	602,174
Vice President, Drug Discovery	2011	323,452	37,350		138,500	110,028	12,250	621,580
	2010	315,560	—		225,272	68,161	12,250	621,243
William P. Sheridan	2012	405,330	40,205		559,505	—	12,500	1,017,540
Senior Vice President and Chief Medical Officer	2011	396,743	41,500		152,350	119,604	12,250	722,447
	2010	387,060	—		262,137	83,605	12,250	745,052
David S. McCullough(6)	2012	269,741	40,205		166,325	—	6,392	482,663
Vice President, Strategic Planning, Commercialization and Corporate Development	2011	269,417	24,900		110,800	81,091	12,250	498,458
	2010	265,000	—		225,277	43,725	12,250	546,252

(1)	These amounts reflect the aggregate grant date fair value for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 computed in accordance with FASB ASC Topic 718 of awards pursuant to the Stock Incentive Program. Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2012, December 31, 2011, and December 31, 2010, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2013, March 6, 2012 and March 15, 2011, respectively.

(2)	Represents payments earned under the AIP. Values shown reflect the full calculated payout of the incentive awards under the AIP. However, for 2011 awards, the Committee elected to pay the amounts in shares of restricted stock rather than cash. The restricted stock was 100% vested upon the grant date, but subject to a six month lock-up period.

(3)	The amounts shown reflect the Company contribution for the executive to the 401(k) plan.

(4)	Mr. Staab was hired as our Senior Vice President & Chief Financial Officer effective July 1, 2011.

(5)	Mr. Staab received an award of 25,000 shares of common stock, with twelve month cliff vesting, as a sign on incentive.

(6)	Mr. McCullough’s employment with the Company was terminated effective December 12, 2012.

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table provides information about plan-based awards granted during 2012 to our Named Executive Officers.

Name	Grant Date	Compensation Committee Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Jon P. Stonehouse	3/1/12	2/15/12	—		184,000		4.73	612,076
	3/1/12	2/15/12	33,253		—		n/a	157,287
	3/15/12	2/15/12	41,947	(6)	—		n/a	219,383
Thomas R. Staab II	3/1/12	2/15/12	—		31,000		4.73	103,122
	3/1/12	2/15/12	5,600		—		n/a	26,488
	3/15/12	2/15/12	11,989	(6)	—		n/a	62,702
Yarlagadda S. Babu, Ph.D.	3/1/12	2/15/12	—		62,000		4.73	206,243
	3/1/12	2/15/12	11,200		—		n/a	52,976
	3/15/12	2/15/12	21,038	(6)	—		n/a	110,028
William P. Sheridan	3/1/12	2/15/12	—		50,000		4.73	166,325
	3/9/12	3/8/12	—		100,000	(5)	5.59	393,180
	3/1/12	2/15/12	8,500		—		n/a	40,205
	3/15/12	2/15/12	22,869	(6)	—		n/a	119,604
David S. McCullough	3/1/12	2/15/12	—		50,000		4.73	166,325
	3/1/12	2/15/12	8,500		—		n/a	40,205
	3/15/12	2/15/12	15,505	(6)	—		n/a	81,091

(1)	Shares of restricted stock vest 25% each year until fully vested after four years.

(2)	Except as noted, options vest 25% each year until fully vested after four years and have a term of ten years.

(3)	The exercise price is the closing market price of our common stock on the grant date.

(4)	See the Summary Compensation Table above for more information about the assumptions used to determine these amounts.

(5)	Options vest 100% after three years.

(6)	Restricted stock issued under the AIP was 100% vested upon the grant date, but subject to a six month lock-up period.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock that Have not Vested (#)		Market Value of Shares of Stock that Have not Vested ($)(1)
Jon P. Stonehouse	450,000	—		11.81	1/05/17
	60,750	—		3.26	3/14/18
	268,369	11,231	(2)	1.20	3/02/19
	98,861	44,939	(2)	6.68	3/01/20
	42,000	126,000	(3)	4.15	3/01/21
	—	184,000	(3)	4.73	3/01/22
							21,375	(4)	30,353
							33,253	(4)	47,219
Thomas R. Staab II	50,000	150,000	(3)	3.78	7/01/21
	—	31,000	(3)	4.73	3/01/22
							5,600	(4)	7,952
Yarlagadda S. Babu, Ph.D.	25,887	—		8.83	5/12/14
	26,108	—		4.30	5/11/15
	29,501	—		12.26	5/17/16
	30,000	—		11.42	11/1/16
	29,628	—		7.98	5/16/17
	29,999	—		3.26	3/14/18
	29,061	2,813	(2)	1.20	3/02/19
	37,812	17,188	(2)	6.68	3/01/20
	12,500	37,500	(3)	4.15	3/01/21
	—	62,000	(3)	4.73	3/01/22
							6,750	(4)	9,585
							11,200	(4)	15,904
William P. Sheridan	112,501	—		2.58	7/01/18
	15,000	1,407	(2)	1.20	3/02/19
	43,999	20,001	(2)	6.68	3/01/20
	13,750	41,250	(3)	4.15	3/01/21
	—	50,000	(3)	4.73	3/01/22
	—	100,000	(5)	5.59	3/09/22
							7,500	(4)	10,650
							8,500	(4)	12,070
David S. McCullough	40,000	—		8.20	3/12/13	(6)
	17,250	—		3.26	3/12/13	(6)
	7,500	—		1.20	3/12/13	(6)
	37,812	—		6.68	3/12/13	(6)
	10,000	—		4.15	3/12/13	(6)

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 30, 2012 ($1.42) by the number of shares that have not vested.

(2)	Options vest at a rate of 25% after year one and 1/48th per month thereafter until fully vested after four years. The term of each option is ten years.

(3)	Options vest at a rate of 25% per year until fully vested after four years. The term of each option is ten years.

(4)	Shares of restricted stock vest 25% each year until fully vested after four years.

(5)	Options vest 100% three years after the date of grant.

(6)	Options held by Mr. McCullough ceased to be exercisable three months after the date of termination of his service with the Company on December 12, 2012.

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information on stock option exercises during 2012 by our Named Executive Officers and shares of restricted stock held by our Named Executive Officers that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Jon P. Stonehouse	—	—	49,072	(3)	253,084
Thomas R. Staab II	—	—	36,989	(4)	161,952
Yarlagadda S. Babu, Ph.D.	84,580	281,696	23,288	(5)	120,671
William P. Sheridan	—	—	25,369	(6)	131,430
David S. McCullough	60,624	75,065	17,005	(7)	88,186

(1)	Value is calculated by multiplying (a) the number of shares acquired upon exercise by (b) the difference between the market price of our common stock at the time of exercise and the exercise price.

(2)	Value is calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock that vested.

(3)	The Company withheld 13,612 of these shares for payment of Mr. Stonehouse’s tax obligations.

(4)	The Company withheld 12,275 of these shares for payment of Mr. Staab’s tax obligations.

(5)	The Company withheld 6,872 of these shares for payment of Dr. Babu’s tax obligations.

(6)	The Company withheld 7,543 of these shares for payment of Dr. Sheridan’s tax obligations.

(7)	The Company withheld 5,307 of these shares for payment of Mr. McCullough’s tax obligations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth potential payments payable to our Named Executive Officers upon termination of employment. The amounts include compensation payable upon voluntary or involuntary termination or retirement, termination following a change in control, and in the event of disability or death. None of the Named Executive Officers are entitled to any payments upon termination with cause. The Company’s Annual Incentive Plan provides that if the employment of a participating employee is terminated as a result of death, retirement or permanent disability, the employee is eligible to receive a pro rata award based on his or her base salary on the date of separation during the plan year in which the employee was considered an active employee and the number of whole months actually worked. In all other circumstances, absent provisions to the contrary in an employment agreement, all awards are forfeited if an employee voluntarily or involuntarily terminates employment with the Company before the annual incentive awards are paid. The Company’s Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable. The amounts shown assume the options are valued at their last intrinsic value in fiscal 2012 and that termination is effective December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. The amounts shown in the table do not include: accrued vacation, vested amounts payable under the Company’s 401(k) plan, any accrued but unpaid bonus or base salary, or potential compensation recognized upon exercise of vested options as disclosed in the Outstanding Equity Awards table above. Upon termination from the Company Mr. McCullough received twelve months salary, six months health insurance coverage under COBRA paid by the Company $3,000 of accrued vacation.

A description of the relevant provisions of the employment agreements of Messrs. Stonehouse, Staab and Drs. Sheridan and Babu is set forth below the table. A description of the benefits executive officers are entitled to upon death, retirement or disability under the AIP or under the terms of the Company’s equity grants is included in “Compensation Discussion and Analysis.”

Name	Benefit	Termination Without Cause($)	Constructive Termination($)	Disability($)	Death (1)($)		Retirement ($)	Change in Control with no Change in Employment Status($)	Change in Control and Termination(2)($)
Jon P. Stonehouse	Base salary	923,720	923,720	923,720	—		—	—	923,720
	Target bonus	461,860	461,860	461,860	230,930		230,930	—	461,860
	Health care premiums(3)	17,120	17,120	17,120	—		—	—	17,120
	Equity vesting acceleration(4)	—	—	—	80,043	(1)	—	80,043	80,043
	Total	1,402,700	1,402,700	1,402,700	310,973		230,930	80,043	1,482,743
Thomas R. Staab II	Base salary	376,200	—	—	—		—	—	376,200
	Target bonus	112,860	—	112,860	112,860		112,860	—	112,860
	Health care premiums(3)	8,560	—	—	—		—	—	8,560
	Equity vesting acceleration(4)	—	—	—	—		—	7,952	7,952
	Total	497,620	—	112,860	112,860		112,860	7,952	505,572
Yarlagadda S. Babu, Ph.D.	Base Salary	331,540	—	—	—		—	—	331,540
	Target bonus	—	—	99,462	99,462		99,462	—	—
	Health care premiums(3)	8,560	—	—	—		—	—	8,560
	Equity vesting acceleration(4)	—	—	—	26,108	(1)	—	26,108	26,108
	Total	340,100	—	99,462	125,570		99,462	26,108	366,208
William P. Sheridan	Base salary	406,660	—	—	—		—	—	406,660
	Target bonus	—	—	121,998	121,998		121,998	—	—
	Health care premiums(3)	5,613	—	—	—		—	—	5,613
	Relocation expenses	22,151	—	—	—		—	—	22,151
	Equity vesting acceleration(4)	—	—	—	—		—	23,030	23,030
	Total	434,424	—	121,998	121,998		121,998	23,030	457,454

(1)	Pursuant to the terms of the Company’s Stock Incentive Plan, acceleration of unvested options occurs only in the event of death after five years of service.

(2)	Benefits for Mr. Stonehouse are triggered if his employment is terminated without Cause or as a result of Disability or Constructive Termination following a Change of Control. Benefits for Mr. Staab and Drs. Sheridan and Babu are triggered if their employment is terminated without Cause or if they are Constructively Terminated within six months following a Change of Control. The employment agreement for Mr. Stonehouse provides that if any benefit would be subject to excise tax imposed by section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, the employee shall be entitled to the greater of the employee’s net after tax benefit of the entire payment assuming the payment is subject to section 4999 (which payment would be subject to the excise tax) and the employee’s net after tax benefit of the payments after the payments are reduced just to the point that there is no section 4999 excise tax. The Company will not pay the excise tax if the payments are subject to section 4999.

(3)	Represents twelve months of premiums under COBRA for Mr. Stonehouse and six months of premiums under COBRA for each of Mr. Staab and Drs. Sheridan and Babu.

(4)	Based on the closing price of the Company’s stock on December 31, 2012.

Mr. Stonehouse

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, upon non-renewal of the term of the agreement by the Company, as a result of a Constructive Termination, or by the Company as a result of a Disability, Mr. Stonehouse is entitled to severance equal to the product of (x) two, and (y) the sum of (i) his annual base salary in effect immediately prior to the effective date of the termination, and (ii) his target bonus in effect for the fiscal year of termination, to be paid in equal installments over the regularly scheduled payroll periods of the Company for the two years following the effective date of termination. The Company will also pay the monthly premium for health insurance coverage under COBRA until the earlier of 12 months following the effective date of termination or the date upon which COBRA continuation coverage ceases. If there is a Change of Control, all equity awards granted to Mr. Stonehouse vest in full, and if his employment is terminated without Cause or as a result of Disability or Constructive Termination following the Change of Control, he shall receive the benefits described above. The receipt of such benefits is subject to his signing and not revoking a release of any and all claims against the Company, its officers, directors and employees, resigning from the Board, and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

For purposes of Mr. Stonehouse’s letter agreement:

•

“Cause” is defined as: determination by the Board his employment be terminated for any of the following reasons: (i) a violation of a federal or state law or regulation that materially and adversely impacts the business of the Company, (ii) conviction or plea of no contest to a felony under the laws of the United States or any state, (iii) a breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer that materially and adversely impacts the Company, (iv) fraud or misappropriation of property belonging to the Company or its affiliates, or (v) willful misconduct or gross negligence in connection with the performance of his duties; provided, however, that no act or failure to act shall be considered “willful” unless it is done, or omitted to be done in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

•

“Constructive Termination” is defined as resignation of employment within 30 days of the occurrence of any of: (i) a reduction in his responsibilities or any change in his status or title with regard to his employment; (ii) a reduction in his base salary, unless such reduction occurs prior to a Change of Control (as defined below) and is made in connection with a fiscal downturn of the Company pursuant to which the base salaries of all executive officers of the Company are reduced by a comparable percentage; or (iii) a relocation of his principal office to a location more than 50 miles from the location of his then-current principal office.

•

“Change of Control” is defined as (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, or (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

•	“Disability” means the inability to perform his duties under the agreement by reason of physical or mental incapacity for 90 days, whether consecutive or not, during any consecutive 12 month period.

Mr. Staab

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, or if he resigns as a result of a material and adverse change in the Company’s business within six months after the four year term of the agreement expires, Mr. Staab is entitled to (i) continuation of his base salary for one year beyond the effective termination date, payable in accordance with the regular payroll practices of the Company and (ii) payment of his target bonus in effect for the fiscal year of termination, payable in equal installments over the regularly scheduled payroll periods of the Company for the one year following the effective date of termination. The Company will also pay the monthly premium for health insurance coverage under COBRA until the earlier of 6 months following the effective termination date, or the date upon which Mr. Staab commences employment with an entity other than the Company, if he elects to continue health insurance coverage under COBRA. If there is a Change of Control, all equity awards granted to Mr. Staab vest in full, and if his employment is terminated without Cause or as a result of Constructive Termination following the Change of Control, he shall receive the benefits described above. The receipt of such benefits is subject to his (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, and (b) returning to the Company all of its property and confidential information that is in his possession. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

Dr. Babu

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, or if he resigns as a result of a material adverse change in the Company’s business within six months after the term of his agreement expires, Dr. Babu is entitled to (i) continuation of base salary for one year beyond the effective termination date, payable in accordance with the Company’s regular payroll practices, (ii) if he elects to continue health insurance coverage under COBRA, the monthly premium for such coverage until the earlier of six months following the effective date of termination or the date upon which he commences employment with another entity. In the event of a Change of Control, all equity awards shall vest in full, and if his employment is terminated without Cause or he is Constructively Terminated within six months of the Change of Control, he is entitled to the benefits described above. The receipt of such benefits is conditioned on his signing and not revoking a release of any and all claims, in a form prescribed by the Company and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

Dr. Sheridan

Pursuant to the terms of his employment letter agreement, in the event of termination by the Company without Cause, or if he resigns as a result of a material adverse change in the Company’s business within six months after the term of his agreement expires, Dr. Sheridan is entitled to (i) continuation of base salary for one year beyond the effective termination date, payable in accordance with the Company’s regular payroll practices, (ii) relocation assistance to move Dr. Sheridan’s personal belongings back to his California residence and (iii) if he elects to continue health insurance coverage under COBRA, the monthly premium for such coverage until the earlier of six months following the effective date of termination or the date upon which he commences employment with another entity. In the event of a Change of Control, all equity awards shall vest in full, and if his employment is terminated without Cause or he is Constructively Terminated within six months of the Change of Control, he is entitled to the benefits described above. The receipt of such benefits is conditioned on his signing and not revoking a release of any and all claims, in a form prescribed by the Company and returning to the Company all of its property and confidential information. To the extent required, the payments described in this paragraph may be delayed for the minimum period and the in the minimum manner necessary to avoid the imposition of the tax required by Section 409A of the Internal Revenue Code.

For purposes of the agreements of Mr. Staab and Drs. Babu and Sheridan:

•

“Cause” means a determination by the Board that his employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform his duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of his duties.

•

“Constructive Termination” means a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in his responsibilities; (ii) a material reduction in his base salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of his principal office to a location more than 50 miles from the location of his principal office immediately preceding a Change of Control.

•

“Change of Control” means (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (v) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2013, an aggregate of 15,640,000 shares of Common Stock have been reserved for issuance over the term of the Stock Incentive Plan. The total number of shares available under the Stock Incentive Plan as of March 31, 2013 is 10,492,987. This amount consists of 8,988,662 shares reserved for awards already granted and 1,504,325 shares of Common Stock available for future issuance under the Stock Incentive Plan.

Information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2012, is presented below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,071,515	(1)	6.09	2,993,412	(2)
Equity compensation plans not approved by security holders	110,000	(3)	8.20	—

Total	8,181,515		6.12	2,993,412

(1)	Represents stock option awards granted under the Stock Incentive Plan. The number of shares that may be issued pursuant to the Employee Stock Purchase Plan during a given period and the purchase price of such shares cannot be determined in advance of such purchases.

(2)	Consists of 2,816,448 shares available for future issuance under the Stock Incentive Plan and 176,964 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	Consists of stock option awards granted by the Board of Directors to recruit Mr. David McCullough to the Company. Options held by Mr. McCullough ceased to be exercisable three months after the date of termination of his service with the Company.

2012 DIRECTOR COMPENSATION

The following table provides information related to the compensation of our non-employee directors during fiscal 2012.

Name	Fees Earned ($)	Option Award ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
George B. Abercrombie	51,000	35,093	—	—		86,093
Stanley C. Erck	42,000	35,093	—	—		77,093
John L. Higgins	31,000	35,093	—	—		66,093
Zola P. Horovitz, Ph.D.	63,000	35,093	—	—		98,093
Nancy J. Hutson, Ph.D.	36,702	51,799	—	—		88,501
Peder Jensen, M.D.	45,000	35,093	—	54,000	(3)	134,093
Kenneth B. Lee	47,000	35,093	—	—		82,093
Charles A. Sanders, M.D.	38,000	35,093	—	—		73,093

(1)

Each non-employee director receives an automatic annual grant of an option to purchase 15,000 shares after the annual meeting. Options are granted to new directors automatically in accordance with our Stock Incentive Plan at the time they become a director. Beginning in 2011, the initial grant is an option to purchase 25,000 shares issued on a prorated basis from the date of appointment until the next scheduled annual meeting. The options vest on a monthly basis until the next annual meeting and are then fully vested. As of December 31, 2012, each director had options outstanding to purchase the following number of shares: Mr. Abercrombie: 31,667; Mr. Erck: 68,333; Mr. Higgins: 125,000; Dr. Horovitz: 125,000; Dr. Hutson 23,333; Dr. Jensen: 40,000; Mr. Lee: 37,917; and Dr. Sanders: 53,333.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards pursuant to the Stock Incentive Program granted in 2012. Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited consolidated financial statements for the year ended December 31, 2012, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2013.

(3)	Represents consulting fees paid by the Company pursuant to a consulting agreement with Dr. Jensen, which expired December 31, 2012.

Narrative to Director Compensation Table

Directors who are employees of the Company do not receive any additional compensation for their services as a director. In addition to the equity awards described above, non-employee directors receive an annual retainer fee and a separate fee for attending board meetings. Annual retainers are also paid to members of Board committees. Directors are also reimbursed for expenses incurred in attending board or committee meetings and while representing the Company in conducting certain business. The annual retainer fee is $20,000 ($35,000 for the Chairman), and the board meeting fee is $1,000 per board meeting attended by teleconference and $2,000 per meeting attended in person. Fees are not paid for attending committee meetings. Rather, members of the Audit Committee other than the Chair are paid an annual retainer of $6,000, and members of the Compensation and Corporate Governance and Nominating Committees other than the respective Chairs of those committees are paid an annual retainer of $5,000. The Chair of the Audit Committee is paid an annual retainer of $12,000, and the Chairs of the Compensation and Corporate Governance and Nominating Committees are paid an annual retainer of $7,000.

Compensation Committee Interlocks and Insider Participation

During 2012, the Committee consisted of Mr. Erck, Mr. Abercrombie, Dr. Sanders and Dr. Jensen. No member of the Committee was at any time during 2012 an officer or employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed the Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Stanley C. Erck, Chair of the Committee

George B. Abercrombie

Peder K. Jensen, M.D.

Charles A. Sanders, M.D.

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standard (“SAS”) No. 61 (Codification of Statements on Auditing Standards, AU § 380), Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee and the Board approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012 and has approved the retention of Ernst & Young LLP as the principal accounting firm to be used by the Company throughout the fiscal year ending December 31, 2013.

The Audit Committee currently consists of Mr. Lee, as chairperson, Dr. Abercrombie and Mr. Horovitz. Mr. Higgins, a member of the Board of Directors, served on the Audit Committee, as its chairperson, from January 2011 until March 2012. Mr. Abercrombie joined the Audit Committee in March 2012.

Kenneth B. Lee, Jr., Chair of the Committee

Zola P. Horovitz, Ph.D.

George B. Abercrombie

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of April 5, 2013 by (i) each director, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of our Common Stock. Unless otherwise noted below, the address for each person listed in the table is the principal executive offices of the Company.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
The Estate of William W. Featheringill	3,070,110	(3)	6.0%
100 Brookwood Place, #410 Birmingham, Alabama 35209
Felix J. and Julian C. Baker	5,563,615	(4)	10.8%
667 Madison Avenue New York, NY 10021
BlackRock Inc.	3,135,774	(5)	6.1%
40 East 52nd Street, New York, NY 10022
KPCB Pandemic and Bio Defense Fund, LLC and related persons	2,767,937	(6)	5.4%
2750 Sand Hill Road Menlo Park, CA 94025
George B. Abercrombie	34,667	(7)	*
Stanley C. Erck	108,333	(8)	*
John L. Higgins	125,000	(9)	*
Zola P. Horovitz, Ph.D.	128,000	(10)	*
Nancy J. Hutson, Ph.D.	29,224	(11)	*
Peder K. Jensen, M.D.	100,000	(12)	*
Kenneth B. Lee, Jr.	37,917	(13)	*
Charles A. Sanders, M.D.	60,333	(14)	*
Jon P. Stonehouse	1,367,538	(15)	2.6%
Thomas R. Staab II.	109,817	(16)	*
Yarlagadda S. Babu, Ph.D.	443,216	(17)	*
David S. McCullough	24,124		*
William P. Sheridan, M.D.	286,774	(18)	*
All executive officers and directors as a group (12 persons)	2,830,819	(19)	5.5%

(*)	Less than one percent.

(1)	Gives effect to the shares of Common Stock issuable within 60 days after April 5, 2013 upon the exercise of all options and other rights beneficially held by the indicated stockholder on that date.

(2)	Ownership percentage is reported based on 51,405,373 shares of common stock outstanding on April 5, 2013, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of April 5, 2013 or within 60 days from that date through the exercise of all options and other rights.

(3)	Includes 925,000 shares held by a partnership of which he is a beneficial owner, 231,538 shares held by a corporation of which he is a beneficial owner, and 105,000 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(4)	From Schedule 13D/A filed with the SEC on October 23, 2012. Includes the aggregate number of shares of common stock beneficially owned along with shares of common stock that may be immediately acquired as follows: 34,046 shares held by Baker Bros. Investments I, L.P.; 28,361 shares held by Baker Bros. Investments II, L.P.; 17,241 shares held by Baker/Tisch Investments, L.P.; 1,522,015 shares held by 667, L.P. (formerly Baker Biotech Fund I, L.P.); 3,841,124 shares held by Baker Brothers Life Sciences, L.P.; and 120,828 shares held by 14159, L.P. By virtue of their ownership of entities that have the power to control the investment decisions of the limited partnerships listed in the table above, Julian C. Baker and Felix J. Baker may each be deemed to be beneficial owners of shares owned by such entities and may be deemed to have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of such securities. Baker Bros. Advisors, LLC is the management company for these limited partnerships.

(5)	From Schedule 13G filed with the SEC on January 30, 2013 indicating that BlackRock, Inc., a holding company, has the power to vote and dispose of 3,135,774 shares held by various of its subsidiaries.

(6)	From Schedule 13D/A filed with the SEC on August 20, 2007 indicating that 2,883,644 shares are held by KPCB Pandemic Bio Defense Fund, LLC and certain principals of KPCB, including L. John Doerr III, and that 371,472 shares are held by KPTV, LLC, an entity in which Mr. Doerr is the managing member.

(7)	Includes 31,667 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(8)	Includes 68,333 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(9)	Consists of 125,000 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(10)	Includes 125,000 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(11)	Includes 23,333 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(12)	Includes 40,000 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(13)	Consists of 37,917 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(14)	Includes 53,333 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(15)	Includes 101,790 shares of unvested restricted stock and 1,037,186 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(16)	Includes 21,200 shares of unvested restricted stock and 57,750 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(17)	Includes 29,900 shares of unvested restricted stock and 288,184 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(18)	Includes 28,375 shares of unvested restricted stock and 220,907 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

(19)	Includes 181,265 shares of unvested restricted stock and 2,108,610 shares issuable upon exercise of stock options that are exercisable as of April 5, 2013 or within 60 days from that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”) requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership with the Securities and Exchange Commission. Reporting Persons are required by the Act regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by us during 2012, or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that its Reporting Persons were in compliance with all applicable filing requirements, except that on December 14, 2012, the Form 4 reporting the purchase of 2,000 shares of Company stock for Peder Jensen was filed one day late.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2014 Annual Meeting of Stockholders must be received by the Company by December 16, 2013 to be considered for inclusion in our proxy statement relating to such meeting. Proposals for inclusion in the proxy statement must comply with the Securities Exchange Act of 1934, including Rule 14a-8.

A stockholder must notify the Company no earlier than January 31, 2014 and no later than March 2, 2014 of a proposal for the 2014 Annual Meeting which the stockholder intends to present other than by inclusion in our proxy material (including director nominations) and must include with the notification the information required by the Company’s bylaws, in order to be eligible for consideration at the 2014 Annual Meeting. In accordance with the Company’s bylaws, any stockholder entitled to vote for directors at an annual meeting of the Company may nominate persons for election as directors. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s bylaws.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC, and that the information should be considered part of a particular filing. As provided in regulations promulgated by the SEC, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes the Company’s website address. This website address is intended to provide inactive, textual references only. The information on the Company’s website is not part of this proxy statement.

OTHER MATTERS

Management does not intend to present to the Meeting any matters other than those previously mentioned herein and does not presently know of any matters that will be presented by other parties. If other matters should properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto and in accordance with their best judgment.

GENERAL INFORMATION

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the one-page notice regarding the Internet availability of proxy materials may have been sent to multiple stockholders in your household. You may have a separate copy of this document sent to you by contacting the Corporate Secretary, BioCryst Pharmaceuticals, Inc., 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, (919) 859-1302. If you prefer to receive separate copies of the one-page notice regarding the Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address.

Stockholders may obtain a copy of the Notice of Annual Meeting, Proxy Statement, Form of Proxy, Annual Report, and our Annual Report on Form 10-K by writing to the Corporate Secretary at the address stated above or by visiting www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Alane P. Barnes, Corporate Secretary

Durham, North Carolina

April 15, 2013

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer. BIOCRYST PHARMACEUTICALS, INC. M58891-P36205 BIOCRYST PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 59 MAIDEN LANE NEW YORK, NY 10038 2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2013. ! ! ! NOTE: In their discretion, upon such other matters as may properly come before the meeting. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED FOR THE ELECTION AS DIRECTORS, AND FOR PROPOSAL 2. 01) Kenneth B. Lee, Jr. 02) Charles A. Sanders, M.D. 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by BIOCRYST PHARMACEUTICALS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: ! ! ! The Board of Directors recommends you vote FOR proposal 2. For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

BIOCRYST PHARMACEUTICALS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 31, 2013 (This Proxy is Solicited by the Board of Directors) The undersigned stockholder of BioCryst Pharmaceuticals, Inc. hereby appoints Jon P. Stonehouse and Alane P. Barnes, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of BioCryst Pharmaceuticals, Inc., to be held at the Company’s corporate offi ces at 4505 Emperor Blvd., Suite 200, Durham, North Carolina on Friday, May 31, 2013 at 3:00 p.m. Eastern Daylight Time, or any adjournment thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/are available at www.proxyvote.com. Continued and to be signed on reverse side M58892-P36205